Exhibit 99.1

UAL Investor Update: September 17, 2008

Traffic and Capacity	3Q 2008 Estimated Growth Percent Higher/ (Lower) Than 3Q 2007
	Capacity (Available Seat Miles)	Traffic (Revenue Passenger Miles)
Mainline	(4.0)%	(6.0) – (5.5)%
Express	0.1%	(2.5) – (2.0)%
Consolidated	(3.6)%	(5.75) – (5.25)%

Revenue Update

Excluding the $45 million special non-cash revenue credit recorded last year, third quarter 2008 mainline passenger unit revenue (“PRASM”) is expected to increase between 4.5 percent and 5.5 percent year-over-year. Third quarter consolidated PRASM, excluding special items, is expected to increase between 4.0 percent and 5.0 percent year-over-year.

The company expects that deferred revenue accounting for the Mileage Plus program will reduce consolidated passenger revenue by approximately $20 million in the third quarter of 2008 versus the company’s best estimate using previous incremental cost method. Using the same comparison, deferred revenue accounting decreased consolidated passenger revenue by approximately $35 million in the third quarter of 2007.

Accounting for the change in expiration policy from 36 to 18 months for inactive Mileage Plus accounts, which was announced in January 2007 and became effective on December 31 2007, added approximately $50 million of non-cash revenue to the company’s consolidated passenger revenue for the third quarter of 2007. There was no comparable impact in the 2008 quarter.

In total, year over year Mileage Plus accounting impacts are expected to have a 70 basis point negative impact on consolidated PRASM growth, excluding special items, in the third quarter.

The company estimates that cargo, mail and other revenue will be between $445 million and $455 million for the quarter, including UAFC sales of approximately $5 million.

The United Building: 77 West Wacker Drive, Chicago, IL 60601

Revenue Outlook

The company expects year-over-year PRASM growth to accelerate in the fourth quarter of 2008, driven by strong yield improvements from previously announced capacity reductions.

Unit Costs

The company estimates that mainline operating cost per available seat mile (“CASM”), excluding fuel and the impact of certain primarily non-cash accounting charges incurred in the third quarter as described below, will be up 1.0 percent to 1.5 percent for the third quarter of 2008 from the same period in 2007.

Fuel

Third quarter total estimated mainline fuel consumption is 563 million gallons.

Estimated Mainline Fuel Price	Three Months Ending Sept 30, 2008
Price Per Gallon
Mainline Fuel price including taxes and excluding impact of hedges	$3.87
Mainline Fuel price including taxes and cash net gains on settled hedges*	$3.81
Mainline Fuel price including taxes and impact of mark to market net losses on settled and unsettled hedges*	$4.44

*	Includes only the hedge gains/losses that are accounted for in the fuel expense line

Fuel Hedge Position	Third Quarter Hedge Positions as of September 15, 2008
Hedging Instrument	% of Expected Mainline Consumption	Average Price where Payment Obligations Begin	Average Price where Protection Begins	Average Price where Protection is Capped
Collars	10%	$100bbl	$111bbl	N/A
3-Way Collars	36%	$107bbl	$112bbl	$128bbl
Total	46%	N/A	N/A	N/A

The United Building: 77 West Wacker Drive, Chicago, IL 60601

Estimated Fuel Hedge Gains/Losses	Three Months Ending Sept 30, 2008 (in millions)
	Included In Fuel Expense	Included in Non- Operating Expense	Total
Unrealized mark to market gains/(losses)	$(282)	$(190)	$(472)
Realized mark to market gains/(losses)	$(37)	$(35)	$(72)
Total mark to market gains/(losses)	$(319)	$(225)	$(544)

Cash gains/(losses) on settled contracts	$36	$(28)	$8

All open hedge positions at the end of the third quarter are estimated to have a total market value of ($294) million based on the forward fuel curve as of September 15th. The actual value will be determined based on market prices prevailing at the end of the quarter.

Non-Operating Income / Expense

The company estimates that non-operating expense will be between $90 million to $100 million for the quarter, excluding the impact of any fuel hedging gains or losses that may be recorded in the non-operating income / expense line. The company estimates that a $225 million fuel hedging loss will be recorded in non-operating income / expense at the end of the quarter based on September 15th forward curve prices. The actual gain or loss will be determined based on market prices prevailing at the end of the quarter.

Impairment, Severance and Other Similar Charges

The company anticipates that it will record non-cash accounting adjustments in the third quarter including adjustments to the intangible asset impairment estimates that were recorded in the second quarter. The company also expects to record additional accounting adjustments associated with its previously announced capacity reductions.

The United Building: 77 West Wacker Drive, Chicago, IL 60601

Liquidity

The company expects to end the quarter with unrestricted cash, cash equivalents and short-term investments of $2.9 billion and $0.6 billion of restricted cash. These estimated amounts include the impact of previously disclosed financing transactions, including the impacts of our recently announced agreement-in-principle with Chase. These amounts also include an estimated $0.4 billion transferred from unrestricted cash to restricted cash associated with deposits made to fuel hedge counterparties. The fuel hedge deposit estimates are based on September 15th forward curve prices.

Tax Rate

The company expects to have an effective income tax rate of zero for the third quarter of 2008 and therefore will not record a tax benefit for the quarter.

Share Count

Shown below, for illustrative purposes only, are estimated basic and dilutive share counts for the third quarter of 2008 and full year 2008. The calculation of share counts is based on a number of assumptions including, but not limited to, an assumed market stock price, number of shares outstanding and a statutory tax rate of 37%. Actual share counts may be different from those shown below.

Net Income	3Q 2008 (Estimated)
	Basic Share Count (in millions)	Diluted Share Count (in millions)	Interest Add-back (in millions)
Less than or equal to $0	127.1	127.1	$—
$1 million - $30 million	127.1	127.2	$—
$31 million - $47 million	127.1	151.7	$5.2
Greater than $48 million	127.1	155.1	$6.3

Net Income	Full Year 2008 (Estimated)
	Basic Share Count (in millions)	Diluted Share Count (in millions)	Interest Add-back (in millions)
Less than or equal to $3 million	125.6	125.6	$—
$4 million - $120 million	125.6	126.0	$—
$121 million	125.6	148.2	$20.6
$122 million - $190 million	125.6	151.9	$20.6
Greater than $191 million	125.6	155.3	$25.4

The United Building: 77 West Wacker Drive, Chicago, IL 60601

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements included in this investor update are forward-looking and thus reflect the company’s current expectations and beliefs with respect to certain current and future events and financial performance. Such forward-looking statements are and will be subject to many risks and uncertainties relating to the operations and business environment of the company that may cause actual results to differ materially from any future results expressed or implied in such forward-looking statements. Factors that could significantly affect net earnings, revenues, expenses, costs, load factor and capacity include, without limitation, the following: the company’s ability to comply with the terms of its credit facility; the costs and availability of financing; the company’s ability to execute its business plan; the company’s ability to realize benefits from its resource optimization efforts and cost reduction initiatives; the company’s ability to use its net operating losses; the company’s ability to attract, motivate and/or retain key employees; the company’s ability to attract and retain customers; demand for transportation in the markets in which the company operates; general economic conditions (including interest rates, foreign currency exchange rates, crude oil prices and energy refining capacity in relevant markets); the effects of any hostilities or act of war or any terrorist attack; the ability of other air carriers with whom the company has alliances or partnerships to provide the services contemplated by the respective arrangements with such carriers; the costs and availability of aircraft insurance; the costs of jet fuel; our ability to cost-effectively hedge against increases in the price of jet fuel; the costs associated with security measures and practices; labor costs; industry consolidation; competitive pressures on pricing and on demand; capacity decisions of United and/or our competitors; U.S. or foreign governmental legislation, regulation and other actions, including open skies agreements; the ability of the company to maintain satisfactory labor relations and our ability to avoid any disruptions to operations due to any potential actions by our labor groups; weather conditions; and other risks and uncertainties set forth from time to time in UAL’s reports to the United States Securities and Exchange Commission. Consequently, the forward-looking statements should not be regarded as representations or warranties by the company that such matters will be realized. The company disclaims any intent or obligation to update or revise any of the forward-looking statements, whether in response to new information, unforeseen events, changed circumstances or otherwise.

The United Building: 77 West Wacker Drive, Chicago, IL 60601

Non-GAAP To GAAP Reconciliations

Pursuant to SEC Regulation G, the Company has included the following reconciliation of reported non-GAAP financial measures to comparable financial measures reported on a GAAP basis. The Company believes that excluding fuel costs from certain measures is useful to investors because it provides an additional measure of management’s performance excluding the effects of a significant cost item over which management has limited influence.

	Three Months Ending Sept 30,
Operating expense per ASM - CASM (cents)	2008 Estimate		2007 Actual	Year-over-Year % Change
	Low	High		Low	High
Mainline operating expense	14.92	14.96	11.28	32.3%	32.6%
Less: fuel expense & cost of third party sales – UAFC	(7.13)	(7.13)	(3.63)	96.4%	96.4%

Mainline excluding fuel & UAFC	7.79	7.83	7.65	1.8%	2.3%
Add: income from special items	—	—	0.06	(100)%	(100)%

Mainline excluding fuel, UAFC and special items	7.79	7.83	7.71	1.0%	1.5%

	Three Months Ending Sept 30,
Mainline Passenger Revenue per ASM - PRASM (cents)	2008 Estimate		2007 Actual	Year-over-Year % Change
	Low	High		Low	High
Mainline passenger revenue	12.08	12.20	11.67	3.5%	4.5%
Less: special operating credit	—	—	(0.10)	(100)%	(100)%

Mainline passenger revenue excluding special items	12.08	12.20	11.57	4.5%	5.5%
Less: Mileage Plus Impacts	0.05	0.05	(0.04)	—%	—%

Mainline passenger revenue excluding special items and Mileage Plus	12.13	12.25	11.53	5.2%	6.2%

The United Building: 77 West Wacker Drive, Chicago, IL 60601

	Three Months Ending Sept 30,
Consolidated Passenger Revenue per ASM - PRASM (cents)	2008 Estimate		2007 Actual	Year-over-Year % Change
	Low	High		Low	High
Consolidated passenger revenue	12.88	13.00	12.49	3.1%	4.1%
Less: special operating credit	—	—	(0.11)	(100)%	(100)%

Consolidated passenger revenue excluding special items	12.88	13.00	12.38	4.0%	5.0%
Less: Mileage Plus Impacts	0.05	0.05	(0.03)	—%	—%

Consolidated passenger revenue excluding special items and Mileage Plus	12.93	13.05	12.35	4.7%	5.7%

The United Building: 77 West Wacker Drive, Chicago, IL 60601